Exhibit 99.1

Tupperware Brands Appoints Pamela Jones Harbour to Board of Directors

ORLANDO, Fla., November 1, 2021 ― Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust, announced today that Pamela Jones Harbour, a former Commissioner of the United States Federal Trade Commission, has been elected to its Board of Directors, effective today.

Ms. Harbour joins the Tupperware Board after an impressive career in competition law, consumer protection, information privacy and data security. Harbour has been a litigation partner in a number of law firms based in the United States, specializing in antitrust, consumer protection and data security law. She is known for her time spent as an FTC Commissioner, serving at the agency for seven years, where she shaped an agenda that encompassed a wide variety of competition and consumer protection issues across numerous economic sectors. Previously, she served as a Deputy Attorney General of the New York State Attorney General’s Office.

Ms. Harbour has received a number of accolades, over the span of her legal career, including the American Bar Association’s 2019 “Spirit of Excellence Award,” recognizing the efforts and accomplishments of lawyers who personify excellence on the national and International level and who work to promote a more racially and ethnically diverse legal profession. In 2014, she was selected as one of the top lawyers, chosen by her peers as a “Super Lawyer” in both Washington D.C. and the New York Metro area, and received the Association of Black Women Attorneys Ruth Whitehead Whaley Professional Achievement Award. These awards, among others with which she has been honored, are testament to a distinguished legal career and commitment to advancing the professional development of women in the legal field. Most recently, she led a global and complex compliance team at Herbalife Nutrition, as the company’s head of global member compliance and privacy. She was responsible for the global privacy and data security efforts, while also overseeing the policies and infrastructure for effective education, training and mentoring programs for the Company’s independent distributors worldwide.

“Tupperware is charting a new path for the iconic brand, one that will meet with more consumers than ever before. With this expansion of the Board and our leadership team, our company will rely on expertise like Pamela’s to influence how we best compete in the global market while protecting our sales force and consumers alike,” says Susan Cameron, Chair of the Board for Tupperware Brands.

The election of Ms. Harbour brings the Tupperware Brands Board of Directors to 11 members.

About Tupperware Brands Corporation
Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware's signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 80 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Media: Cameron Klaus, cameronklaus@tupperware.com, 407.371.9784

Investors: Alexis Callahan, alexiscallahan@tupperware.com, 321.588.5129

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